                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

File by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            AASTROM BIOSCIENCES, INC.
                (Name of Registrant as Specified In Its Charter)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration No.:
     (3)  Filing Party:
     (4)  Date Filed:

                       [LOGO OF AASTROM BIOSCIENCES INC]

                                                                   April 6, 2000

Dear Shareholder:

   This special meeting of shareholders will be held on May 9, 2000 at 8:30 a.m. local time, at the Holiday Inn North Campus, 3600 Plymouth Road, Ann Arbor, Michigan 48105. You are cordially invited to attend.

   The Notice of Special Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

   After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

   The Board of Directors and management look forward to seeing you at the meeting.

                                          Very truly yours,

                                          R.Douglas Armstrong
                                          President and Chief Executive
                                           Officer

                       [LOGO OF AASTROM BIOSCIENCES INC]

                           AASTROM BIOSCIENCES, INC.
                          24 FRANK LLOYD WRIGHT DRIVE
                              ANN ARBOR, MI 48106

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 9, 2000

Dear Shareholder:

   You are invited to attend the Special Meeting of the Shareholders of Aastrom Biosciences, Inc. (the "Company"), which will be held on May 9, 2000, at 8:30 a.m. local time at the Holiday Inn North Campus, 3600 Plymouth Road, Ann Arbor, Michigan 48105 for the following purposes:

  1. To consider a proposal to amend the Articles of Incorporation to increase the number of shares of authorized Common Stock to an amount up to 100,000,000 shares.

  2. To consider and vote upon a proposal to amend the 1992 Incentive and Non-Qualified Stock Option Plan to increase the maximum aggregate number of shares reserved for issuance thereunder by 1,400,000 and establish a share grant limitation.

  3. To transact such other business as may properly come before the meeting.

   Shareholders of record at the close of business on March 31, 2000 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the shareholders of record on March 31, 2000 will be available for examination by any shareholder for any purpose relating to the meeting during ordinary business hours at the Company.

   The Information contained under the headings "Executive Compensation and Other Matters" and "Comparison of Shareholder Return" is the same information that was included in the Proxy Statement for the Annual Meeting.

                                          By order of the Board of Directors,

                                          TODD E. SIMPSON
                                          Secretary

Ann Arbor, Michigan
April 6, 2000


    IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postpaid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

                           AASTROM BIOSCIENCES, INC.
                          24 FRANK LLOYD WRIGHT DRIVE
                           ANN ARBOR, MICHIGAN 48106

              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

   The accompanying proxy is solicited by the Board of Directors of Aastrom Biosciences, Inc., a Michigan corporation (the "Company"), for use at the Special Meeting of Shareholders to be held May 9, 2000, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Special Meeting. The date of this Proxy Statement is April 6, 2000, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

                              GENERAL INFORMATION

   Voting Securities. Only shareholders of record as of the close of business on March 31, 2000, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 30,774,519 shares of common stock, no par value, of the Company, issued and outstanding. Shareholders may vote in person or in proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

   Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition, the Company will solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

   Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the two proposals specified in the Notice of the meeting, and in the discretion of the proxy holders on any other matter that comes before the meeting. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of either a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

   Stock Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information, as of February 29, 2000, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and
(iv) all executive officers and directors of the Company as a group.

                                                             SHARES OWNED (1)
                                                           --------------------
                                                                     PERCENTAGE
NAME AND ADDRESS OF                                         NUMBER    OF CLASS
BENEFICIAL OWNER (2)                                       OF SHARES     (3)
--------------------                                       --------- ----------
Cobe Laboratories, Inc.................................... 2,389,199    7.8%
1185 Oak Street
Lakewood, CO 80215
RGC International Investors, LDC (4)...................... 3,114,151    9.9%
c/o Rose Glen Capital Management, L.P.
3 Bala Plaza East, Suite 200
251 St. Asaphs Road
Bala Cynwyd, PA 19004
R. Douglas Armstrong, Ph.D. (5)...........................   790,173    2.6%
William L. Odell (6)......................................         0      *
Todd E. Simpson (7).......................................   130,450      *
Alan K. Smith (8).........................................   131,560      *
Bruce V. Husel (9)........................................    35,065      *
Stephen G. Emerson, M.D., Ph.D. (10)......................   175,083      *
Mary L. Campbell (11).....................................   203,749      *
Robert J. Kunze (12)......................................   104,727      *
Joseph A. Taylor (13).....................................     7,883      *
Arthur F. Staubitz (14)...................................    17,083      *
All officers and directors as a group (10 persons) (15)... 1,595,773    5.1%

--------
  * Represents less than 1% of the outstanding shares of the Company's Common Stock ("Common Stock").
 (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.
 (2) Unless otherwise provided, the address for each beneficial owner is 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106.
 (3) Calculated on the basis of 30,528,315 shares of Common Stock outstanding as of February 29, 2000, except that shares of Common Stock underlying options exercisable within 60 days of February 29, 2000 are deemed to be outstanding for purposes of calculating ownership of securities of the holders of such options.
 (4) Includes 850,000 shares issuable upon exercise of warrants held by RGC International Investors, LDC purchased on February 29, 2000 that are exercisable until February 28, 2003 and 2,264,151 shares of Common Stock purchased by RGC International Investors, LDC on February 29, 2000.
 (5) Includes 317,000 shares issuable upon exercise of options held by Dr. Armstrong that are exercisable within the 60-day period following February 29, 2000. Also includes 28,000 shares held in trusts in which Dr. Armstrong is a co-trustee; Dr. Armstrong disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
 (6) Mr. Odell is no longer employed by the Company.
 (7) Includes 125,450 of shares issuable upon exercise of options held by Mr. Simpson that are exercisable within the 60-day period following February 29, 2000.
 (8) Includes 125,450 shares issuable upon exercise of options held by Dr. Smith that are exercisable within the 60-day period following February 29, 2000.
 (9) Consists of shares issuable upon exercise of options held by Mr. Husel that are exercisable within the 60-day period following February 29, 2000.
(10) Includes 17,083 shares issuable upon exercise of options held by Dr. Emerson that are exercisable within the 60-day period following February 29, 2000.
(11) Includes 8,333 shares held by Enterprise Development Fund L.P. and 183,333 shares held by Enterprise Development Fund II, L.P. Ms. Campbell is the general partner of Enterprise Management Inc., which is the general partner of Enterprise Development Fund L.P. Ms. Campbell is a general partner of Enterprise

   Ventures G.P. and the Vice President of EDM Inc., which is also a general partner of Enterprise Ventures G.P. Enterprise Ventures G.P. is the general partner of Enterprise Development Fund II, L.P. Ms. Campbell disclaims beneficial ownership of all such shares except to the extent of her pecuniary interest therein. Also includes 12,083 shares issuable upon exercise of options held by Ms. Campbell that are exercisable within the 60-day period following February 29, 2000.
(12) Includes 61,250 shares issuable upon exercise of options held by Mr. Kunze that are exercisable within the 60-day period following February 29, 2000.
(13) Includes 7,083 shares issuable upon exercise of options held by Mr. Taylor that are exercisable within the 60-day period following February 29, 2000.
(14) Includes 7,083 shares issuable upon exercise of options held by Mr. Staubitz that are exercisable within the 60-day period following February 29, 2000.
(15) Includes 707,547 shares issuable upon exercise of options that are exercisable within the 60-day period following February 29, 2000.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

   The following table sets forth information for the fiscal years ended June 30, 1997, 1998 and 1999 concerning the compensation of the Chief Executive Officer of the Company and each of the Company's four other most highly compensated executive officers (the "Named Executive Officers") as of June 30, 1999, whose total salary and bonus for the year ended June 30, 1999, exceeded $100,000 for services rendered in all capacities to the Company.

                           SUMMARY COMPENSATION TABLE

                                                      LONG TERM
                                                     COMPENSATION
                          ANNUAL COMPENSATION           AWARDS
                         ------------------------ ------------------
NAME AND PRINCIPAL                                    SECURITIES      ALL OTHER
POSITION                 YEAR  SALARY      BONUS  UNDERLYING OPTIONS COMPENSATION
------------------       ---- --------    ------- ------------------ ------------
R. Douglas Armstrong,
 Ph.D .................. 1999 $244,167        --       317,000         $22,031(1)
 President and Chief     1998 $225,000        --       $ 9,735(1)
 Executive Officer       1997 $183,583        --       333,333         $ 7,108(1)
William L. Odell........ 1999 $161,875(3)     --       100,000         $14,773(2)
 Sr. Vice President,
 Product Operations
Todd E. Simpson......... 1999 $150,000        --        50,000             --
 Vice President, Finance 1998 $136,667        --        28,000             --
 and Administration and  1997 $125,593    $12,500       75,000             --
 Chief Financial Officer
Alan K. Smith, Ph.D..... 1999 $150,000        --        50,000             --
 Vice President,
  Research               1998 $141,667        --        28,000             --
                         1997 $128,685        --        75,000         $    60(2)
Bruce W. Husel.......... 1999 $125,000        --        50,000             --
 Vice President, Quality
  Systems                1998 $ 74,792(4)     --        35,000         $51,928(2)

--------
(1) Consists of vacation pay.
(2) Consists of relocation or temporary living expenses.
(3) Mr. Odell joined the Company in August 1998 and left the Company in November 1999.
(4) Mr. Husel joined the Company in November 1997.

   The following table provides information with respect to stock option grants to the Named Executive Officers during the year ended June 30, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                      POTENTIAL REALIZABLE VALUE
                                                                        AT ASSUMED ANNUAL RATES
                                                                      OF STOCK PRICE APPRECIATION
                                      INDIVIDUAL GRANTS                   FOR OPTION TERM(1)
                         -------------------------------------------- ---------------------------
                         NUMBER OF  % OF TOTAL
                         SECURITIES  OPTIONS
                         UNDERLYING GRANTED TO EXERCISE OR
                          OPTIONS   EMPLOYEES   PRICE PER  EXPIRATION
NAME                     GRANTED(2)  IN 1999    SHARE(2)      DATE         5%           10%
----                     ---------- ---------- ----------- ---------- ---------------------------
R. Douglas Armstrong,
 Ph.D...................  167,000      22.6%     $3.375     07/10/08  $    918,086 $    1,461,898
                          150,000      20.3%     $3.250     11/11/08  $    794,086 $    1,264,449
William L. Odell........  100,000      13.5%     $2.375     09/01/08  $    386,862 $      616,014
Todd E. Simpson.........   50,000       6.8%     $3.562     11/09/08  $    290,106 $      461,946
Alan K. Smith, Ph.D.....   50,000       6.8%     $3.562     11/09/08  $    290,106 $      461,946
Bruce W. Husel..........   50,000       6.8%     $3.562     11/09/08  $    290,106 $      461,946

--------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
(2) Each of these options was granted under the Company's Amended and Restated 1992 Incentive and Non-Qualified Stock Option Plan (the "1992 Option Plan") at an exercise price equal to the fair market value of the Common Stock on the date of grant, except for Mr. Odell who was granted a non-qualified option outside of the Company's Stock Option Plan. All such options vest over a four-year period, subject to continued employment with the Company. See " Severance and Change of Control Arrangements."

   The following table provides information with respect to exercises of stock options during the year ended June 30, 1999, and unexercised options held as of June 30, 1999, by the Named Executive Officers.

                          AGGREGATED OPTION EXERCISES
                       AND FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF SHARES        VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                           SHARES                OPTIONS AT JUNE 30, 1999     AT JUNE 30, 1999(2)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
NAME                      EXERCISE   REALIZED(1)             UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- ----------- EXERCISABLE ------------- ----------- -------------
R. Douglas Armstrong,
 Ph.D...................     --          --        317,000          --          --          --
William L. Odell........     --          --            --       100,000         --          --
Todd E. Simpson.........     --          --         81,688      111,312      $1,625        $375
Alan K. Smith, Ph.D.....     --          --         84,188      108,812      $1,750        $250
Bruce W. Husel..........     --          --         13,125       71,875         --          --

(1) "Value Realized" represents the fair market value of the underlying shares of Common Stock on the exercise date, minus the aggregate exercise price of such options.
(2) The value of "in-the-money" stock options represents the difference between the exercise price of such options and the fair market value of $1.25 per share of Common Stock as of June 30, 1999, the closing price of the Common Stock reported on the Nasdaq National Market on such date.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

   The Company entered into employment agreements with no defined length of employment with Alan K. Smith, Ph.D., Todd E. Simpson, Bruce W. Husel and William L. Odell in October 1995, December 1995, November 1997 and August 1998, respectively. Pursuant to these agreements, the Company agreed to pay Messrs. Smith, Simpson, Husel and Odell annual base salaries of $122,500, $122,500, $110,000 and $185,000 respectively, certain of which base salaries have been increased and are subject to periodic review and adjustment. Pursuant to the terms of the foregoing employment agreements, either party may generally terminate the employment relationship without cause at any time upon 14 days prior written notice to the other party or immediately with cause upon notice. The Company has also entered into an Indemnification Agreement with certain of its directors, officers and other key personnel.

   In the event of a transfer of control of the Company, as defined under the 1992 Option Plan, the Company must cause any successor corporation to assume the options or substitute similar options for outstanding options or continue such options in effect. In the event that any successor to the Company in a merger, consolidation or dissolution will not assume the options or substitute similar options, then the options become exercisable in full and such options will be terminated if not exercised prior to such merger, consolidation or dissolution. The vesting of certain options granted to executive officers of the Company accelerates if such officer is terminated following a transfer of control.

   Options granted under the Company's 1996 Outside Directors Stock Option Plan (the "Directors Plan") contain provisions pursuant to which all outstanding options granted under the Directors Plan will become fully vested and immediately exercisable upon a "transfer of control," as defined under the Directors Plan.

   The Company is a party to an Executive Retention and Severance Agreement with Dr. Armstrong. Under the terms of this agreement, all repurchase rights held by the Company or its successor on shares issuable upon exercise of stock options currently held by Dr. Armstrong will terminate (i) if an acquiring corporation fails to assume those options (or substitute substantially equivalent options for those options), or (ii) Dr. Armstrong's employment is terminated following a change in control. In addition, in the event of Dr. Armstrong's termination upon a change of control, he will be entitled to receive a lump sum severance payment of the maximum amount which, when added to other compensation and benefits treated as parachute payments under the Internal Revenue Code, does not result in any compensation or benefit becoming subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code. Upon any termination of Dr. Armstrong's employment (other than for cause), the Company will be required to reimburse him for his costs (incurred within one year of termination of employment) for relocating to any other location in the United States, up to a maximum of $50,000.

COMPENSATION OF DIRECTORS

   Each non-employee director of the Company receives a cash payment of $1,000 for each meeting of the Board of Directors attended in person and a cash payment of $500 for each telephonic meeting of the Board of Directors attended telephonically. During the last fiscal year, Mr. Kunze received $5,000 per month for his services as Chairman of the Board of Directors. Effective October 1, 1999, Dr. Armstrong assumed the responsibilities of Chairman of the Board, but will not receive any additional compensation for serving as Chairman of the Board. In March 2000, Mr. Kunze resigned as a Director. In addition, directors receive reimbursement for expenses incurred in attending each Board of Directors and committee meeting. The Company's Directors Plan provides for the initial automatic grant of an option to purchase 5,000 shares of the Company's Common Stock to certain directors of the Company (an "Outside Director") upon initial appointment or election to the Board of Directors, and subsequent grants to each Outside Director of an option to purchase 5,000 shares of Common Stock on the date of each Annual Meeting of Shareholders, provided the Outside Director continues to serve in that capacity and has so served for at least six months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Each member of the Board of Directors served as a member of the Compensation Committee during fiscal year ended June 30, 1999. During that fiscal year, R. Douglas Armstrong and Robert J. Kunze were employed by the Company as its President and Chief Executive Officer and its Chairman of the Board, respectively.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

   The Compensation Committee is composed of all members of the Company's Board of Directors and, as such, the Compensation Committee does not hold separate meetings.

   In fiscal year 1999, the Compensation Committee was responsible for setting and administering the policies governing annual compensation of the executive officers of the Company. These policies are based upon the philosophy that the Company's long-term success is best achieved through recruitment and retention of the best people possible. The Compensation Committee applied this philosophy in determining compensation for Company executive officers in three areas: salary, bonuses and stock options.

   Salary. The Company strives to offer salaries to its executive officers which are competitive in its industry and in its geographic region for similar positions requiring similar qualifications. In determining executive officers' salaries, the Compensation Committee considers salary surveys of companies in similar industries, and of similar size and geographic location. Companies selected for salary comparisons are not necessarily the same companies used to compare stock performance in the chart under the heading "Comparison Of Shareholder Return."

   The Compensation Committee generally evaluates the performance and sets the salary of the Company's Chief Executive Officer, Dr. Armstrong, on an annual basis. Dr. Armstrong evaluates the performance of all other executive officers, and recommends salary adjustments which are subject to review and approval by the Compensation Committee. Performance evaluations for individual executive officers are based on individual goals. For Dr. Armstrong, these goals are set by the Compensation Committee and, for all other officers, these goals are set by Dr. Armstrong. The goals of executive officers are based on their individual management responsibilities. In addition to reviewing the results of the performance evaluations and information concerning competitive salaries, the Compensation Committee and Dr. Armstrong consider the financial condition of the Company in evaluating salary adjustments. The salaries are evaluated by the Compensation Committee, with each member using his or her personal judgment and subjective factors to assess performance.

   Bonuses. The Company seeks to provide additional incentives and rewards to executives who make contributions of outstanding value to the Company. For this reason, the Company may award incentive compensation which can comprise a substantial portion of the total compensation of executive officers when earned and paid. Cash bonuses are based on a subjective evaluation of performance and existing salary, rather than a specific formula.

   Stock Options. The Compensation Committee believes that employee equity ownership provides significant additional incentive to executive officers to maximize value for the Company's shareholders, and therefore makes periodic grants of stock options under the Company's 1992 Option Plan. Such options are granted at the prevailing market price, and will only have value if the Company's stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options serve to align the interest of executive officers closely with other shareholders because of the direct benefit executive officers receive through improved stock performance.

   In fiscal year 1999, the Compensation Committee made determinations concerning the size and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Option grants were based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer to the Company, and previous option grants to such executive officers. Options were granted with a goal to provide competitive equity compensation for executive officers compared to executive officers of similar rank in companies of the Company's industry, geographic location and size. Generally, option grants vest over four years. Option grants for fiscal year 1999 are set forth in the table entitled "Option Grants in Last Fiscal Year" in the section entitled "Executive Compensation and Other Matters."

                                          COMPENSATION COMMITTEE

                                          R. Douglas Armstrong
                                          Mary L. Campbell
                                          Stephen G. Emerson
                                          Robert J. Kunze (Resigned as a
                                          Director in March 2000)
                                          Joseph A. Taylor
                                          Arthur F. Staubitz

                        COMPARISON OF SHAREHOLDER RETURN

   Set forth below is a line graph comparing changes in the cumulative total return on the Company's Common Stock, a broad market index (the Nasdaq Stock Market-U.S. Index (the "Nasdaq Index")) and an industry index (those companies that selected the same first three digits of their primary Standard Industrial Classification Code Number as the Company, 283, and have a market capitalization of less than $200 million as of June 30, 1999 (the "Industry Index")) for the period commencing on February 4, 1997, the date the Common Stock commenced trading on the Nasdaq National Market, and ending on June 30, 1999.

                   COMPARISON OF CUMULATIVE TOTAL RETURN FROM
                     FEBRUARY 4, 1997 THROUGH JUNE 30, 1999

           AASTROM BIOSCIENCES, INC., INDUSTRY INDEX AND NASDAQ INDEX


                              [AASTROM   NASDAQ INDEX   INDUSTRY INDEX]
                              -------- ---------------- ----------------
COMPANY/INDEX                  2/4/97  6/30/97 12/31/97 6/30/98 12/31/98 6/30/99
-------------                 -------- ------- -------- ------- -------- -------
Aastrom...................... $100.00  $101.8   $62.5    $53.6   $41.1    $17.9
Nasdaq Index................. $100.00   105.0   115.0    138.3   162.0    198.3
Industry Index............... $100.00    81.2    70.2     55.7    40.8     41.4

--------
(1) Assumes that $100.00 was invested on February 4, 1997 in the Company's Common Stock and each index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                                   PROPOSAL 1
                PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
          TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

   The Company is proposing to amend its Articles of Incorporation in one or more amendments to increase the number of shares of authorized Common Stock from 40,000,000 shares up to a maximum of 100,000,000 shares. If authorized by this proposal, the Board of Directors in its sole discretion at any time and from time to time may file one or more amendments to the Articles of Incorporation to increase the number of authorized shares of Common Stock authorized thereunder up to a maximum of 60,000,000 additional shares. The authority granted to the Board of Directors by this proposal, if approved, to file amendments to the Articles of Incorporation shall expire on December 31, 2002.

   On the record date, 30,774,519 shares of Common Stock were outstanding, and 3,928,418 additional shares were reserved for issuance upon exercise of outstanding stock options and warrants. As a result, the Company does not have a substantial number of authorized shares for potential future transactions, such as asset and stock acquisitions of other companies, equity financings or lease or debt financings in which part of the consideration would likely be warrants to purchase Common Stock. As of March 31, 2000, the Company does not have immediate commitments for which it needs additional shares of Common Stock. Rather, it is seeking to have a sufficient reserve of shares so that it has the ability to act promptly on appropriate opportunities in the future.

VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION.

   The affirmative vote of a two-thirds of the outstanding shares of Common Stock is required for approval of this proposal. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

   The Board of Directors believes that the proposed amendment of the Articles of Incorporation is in the best interest of the shareholders and the Company for the reasons stated above.

THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

                                   PROPOSAL 2

                    PROPOSAL TO AMEND THE 1992 INCENTIVE AND
                        NON-QUALIFIED STOCK OPTION PLAN

   The Company's 1992 Incentive and Non-Qualified Stock Option Plan (the "Option Plan") was adopted by the Board of Directors on April 24, 1992. As of February 29, 2000, only 72,334 shares remained available for future option grants under the Option Plan. The Board of Directors believes this amount is insufficient to satisfy the Company's anticipated equity incentive objectives. Accordingly, the Board of Directors has approved, subject to shareholder approval, the reservation of an additional 1,400,000 shares of Common Stock for issuance under the Option Plan.

   The Internal Revenue Code of 1986, as amended (the "Code") limits the amount of compensation paid to a corporation's chief executive officer and four other most highly compensated officers that the corporation may deduct as an expense for federal income tax purposes. To enable the Company to continue to deduct in full all amounts of ordinary income recognized by its executive officers in connection with options granted under the Option Plan, the Board of Directors has amended the Option Plan, subject to shareholder approval, to limit to 500,000 the maximum number of shares for which options may be granted to any employee in any fiscal year (the "Grant Limit"). However, the Company's stock option grants typically do not reach this limit.

   The shareholders are now being asked to approve the increase from 1,900,000 shares to 3,300,000 shares as the maximum aggregate number of shares that may be issued under the Option Plan and the establishment of the Grant Limit. The Board of Directors believes that approval of these amendments is in the best interests of the Company and its shareholders because the availability of an adequate stock option program is an important factor in attracting, motivating and retaining qualified officers, employees and consultants essential to the success of the Company and in aligning their long-term interests with those of the shareholders.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION.

   The affirmative vote of a majority of the votes cast at the Special Meeting of Shareholders at which a quorum is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of the vote.

   The Board of Directors believes that approval of the increase in the number of shares issuable under the Option Plan and the establishment of the Grant Limit is in the best interests of the Company and the shareholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL.

SUMMARY OF THE PROVISIONS OF THE OPTION PLAN

   The following summary of the Option Plan, as amended, is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any shareholder upon request.

   General. The Option Plan provides for the grant of incentive stock options within the meaning of section 422 of the Code and nonstatutory stock options. As of February 29, 2000, the Company had outstanding options to purchase an aggregate of 1,238,684 shares at a weighted average exercise price of $1.33 per share. The exercise price of all options granted under the Option Plan has been at least equal to the fair market value per share of the Common Stock on the date of grant as determined in good faith by the Board of Directors. As of February 29, 2000, options to purchase 588,987 shares of Common Stock granted pursuant to the Option Plan had been exercised, and 1,472,334 shares of Common Stock remained available for future grants under the Option Plan, provided that the shareholders approve the increase in the number of shares authorized under the Option Plan and approved by the Board of Directors.

   Shares Subject to Plan. The Board has amended the Option Plan, subject to shareholder approval, to increase by 1,400,000 the maximum number of authorized but unissued or reacquired shares of the Company's Common Stock issuable thereunder to an aggregate of 3,300,000. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Option Plan, to the Grant Limit and to outstanding options. To the extent any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares are returned to the Option Plan and become available for future grant.

   Administration. The Option Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). With respect to the participation of individuals whose transactions in the Company's equity securities are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements, if any, of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the terms of exercisability of each option and the vesting of the shares acquired, including the effect thereon of an optionee's termination of service, the exercise price and type of consideration to be paid to the Company upon exercise of an option, the duration of each option, and all other terms and conditions of the options. The Option Plan authorizes the Board to amend, modify, extend or renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof. Subject to certain limitations, the Option Plan provides for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Option Plan. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

   Eligibility. All employees, directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company are eligible to participate in the Option Plan. In addition, options may be granted to prospective employees, consultants and directors in connection with written offers of employment or engagement. However, any such options may not become exercisable prior to such individual's commencement of service. As of February 29, 2000, the Company had 28 employees, including four executive officers, and six directors one of which resigned in March 2000. Any person eligible under the Option Plan may be granted a nonstatutory option. However, only employees may be granted incentive stock options. No consultants hold options to purchase Common Stock of the Company.

   Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The exercise price per share must equal at least the fair market value of a share of the Company's Common Stock on the date of grant of an incentive stock option and at least 85% of the fair market value of a share of the Common Stock on the date of grant of a nonstatutory stock option. The exercise price of any option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Shareholder") must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant. On March 31, 2000, the closing price of a share of the Company's Common Stock was $4.25, as reported on the Nasdaq National Market.

   Generally, the exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board or by any combination of these. The Board may restrict the forms of payment permitted in connection with any option grant.

   Options granted under the Option Plan will become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Option Plan are exercisable on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of employment or service with the Company or if the optionee attempts to transfer any unvested shares (the "Unvested Share Repurchase Option"). Shares subject to options generally vest in installments subject to the optionee's continued employment or service. The maximum term of an option granted under the Option Plan is ten years, except that an incentive stock option granted to a Ten Percent Shareholder may not have a term longer than five years.

   Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

   Change in Control. In the event of a transfer of control of the Company, as defined under the 1992 Option Plan, the Company must cause any successor corporation to assume the options or substitute similar options for outstanding options or continue such options in effect. In the event that any successor to the Company in a merger, consolidation or dissolution will not assume the options or substitute similar options, then the options become exercisable in full and such options will be terminated if not exercised prior to such merger, consolidation or dissolution. The vesting of certain options granted to executive officers of the Company accelerates if such officer is terminated following a transfer of control.

   Termination or Amendment. The Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the Option Plan have been issued and all restrictions on such shares under the terms of the Option Plan and the option agreements have lapsed, provided that all options must be granted by April 24, 2002, which is ten years from the date the Board approved the Option Plan. The Board may terminate or amend the Option Plan at any time. However, subject to changes in the law that would permit otherwise, without shareholder approval, the Board may not adopt an amendment to the Option Plan which would increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or otherwise require approval of the Company's shareholders under any applicable law, regulation or rule. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN

   The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

   Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be mid-term if the optionee's holding period is between 12 and 18 months or long-term if the optionee's holding period is more than 18 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

   Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable, or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be mid-term if the optionee's holding period is between 12 and 18 months or long-term if the optionee's holding period is more than 18 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

                     SHAREHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

   Proposals of shareholders intended to be presented at the next Annual Meeting of the Shareholders of the Company must be received by the Company at its offices at 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan, 48106, (other than proposals made under Rule 14a-8 of the Securities and Exchange Act of 1934, as amended) by June 11, 2000.

                         TRANSACTION OF OTHER BUSINESS

   At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          TODD E. SIMPSON
                                          Secretary

April 6, 2000

                           AASTROM BIOSCIENCES, INC.

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned hereby appoints R. Douglas Armstrong and Todd E. Simpson, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock of Aastrom Biosciences, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held at the Holiday Inn North Campus, Ann Arbor, Michigan on Tuesday, May 9, 2000 at 8:30 a.m., and at any adjournment thereof (i) as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.

  THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2.

  A vote FOR the following proposals is recommended by the Board of Directors:

  1. To authorize the Company's Board of Directors to amend the Company's Articles of Incorporation to increase the number of authorized shares of common stock up to 100,000,000 shares.

                            [_] FOR      [_] AGAINST

  2. To approve the amendment to the Company's 1992 Incentive and Non-Qualified Stock Option Plan to increase the shares of common stock issuable thereunder and to establish a share grant limitation.

                            [_] FOR      [_] AGAINST

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.   [_]
                                                    Even if you are
                                                    planning to attend
                                                    the meeting in
                                                    person, you are
                                                    urged to sign and
                                                    mail the Proxy in
                                                    the return envelope
                                                    so that your stock
                                                    may be represented
                                                    at the meeting.

                                                    Sign exactly as
                                                    your name(s)
                                                    appears on your
                                                    stock certificate.
                                                    If shares of stock
                                                    stand on record in
                                                    the names of two or
                                                    more persons or in
                                                    the name of husband
                                                    and wife, whether
                                                    as joint tenants or
                                                    otherwise, both or
                                                    all of such persons
                                                    should sign the
                                                    above Proxy. If
                                                    shares of stock are
                                                    held of record by a
                                                    corporation, the
                                                    Proxy should be
                                                    executed by the
                                                    President or Vice
                                                    President and the
                                                    Secretary or
                                                    Assistant
                                                    Secretary, and the
                                                    corporate seal
                                                    should be affixed
                                                    thereto. Executors
                                                    or administrators
                                                    or other
                                                    fiduciaries who
                                                    execute the above
                                                    Proxy for a
                                                    deceased
                                                    shareholder should
                                                    give their title.
                                                    Please date the
                                                    Proxy.

Signature(s) _____________________________________  Date: _____________________